CLARK, WILSON                                                                     Barristers & Solicitors

BC's Law Firm for Business                                                             Patent & Trade-Mark Agents
800-885 W Georgia Street
Vancouver, BC  V6C 3H1
Tel.      604.687.5700

                                                                                                             Fax     604.687.6314

Exhibit 5.4

September 14, 2007

Bingo.com, Ltd.
National Bank of Anguilla Corporate Building, 1St Floor
St. Mary's Road, TV1 02P
The Valley, Anguilla, B.W.I.

Dear Sirs:

Re: Common Stock of Bingo.Com, Ltd. Registration Statement on Form SB-2/A filed September 14, 2007

                        We have acted as special counsel to Bingo.Com, Ltd. (the "Company"), an Anguillan corporation, in connection with the filing of a registration statement on Form SB-2/A (the "Registration Statement"), as amended, in connection with the registration under the Securities Act of 1933, as amended, of up to 6,000,000 shares of the Company's common stock which are currently outstanding and up to 3,000,000 shares of the Company's stock that may be issued pursuant to the exercise of share purchase warrants (collectively the "Registered Shares"), as further described in the Registration Statement filed on September 14, 2007 .

                        In connection with this opinion, we have examined the following documents:

(a)        Articles of the Company;

(b)        By-Laws of the Company;

(c)        Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)        The Registration Statement; and

(e)        The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

                        We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

                        Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares and share purchase warrants to which the Registration Statement and Prospectus relate, have been duly and validly authorized, and issued as fully paid and non-assessable, or when issued will be duly and validly authorized and issued as fully paid and non-assessable.

                          This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of Anguilla, B.W.I.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

                        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ "CLARK WILSON LLP"